Exhibit 21
Subsidiaries of the Registrant

Subsidiary	State of Incorporation

GEOMET Technologies, LLC	Maryland

VIAP, Inc.	Delaware

Versar of Ohio, Inc.	Ohio

Versar Risk Management, Inc.	New York

Versar Laboratories, Inc.	Delaware

SCIMAN Corp.	Delaware

VEC Corp.	Pennsylvania

Versar Global Solutions, Inc.	Virginia

SBIS, Inc.	Delaware

48